Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1
Investor Contact:	Media Contact:
Melissa Nigro (610) 902-6206	James Ely (610) 902-6010
melissa.nigro@airgas.com	jim.ely@airgas.com

For release:	Immediately Airgas to Sell Rutland Tool to Lawson Products
RADNOR, PA — November 1, 2005 — Airgas, Inc. (NYSE: ARG) today announced that it had reached a definitive agreement to sell the assets and operations of Rutland Tool & Supply Co., Inc., a Whittier, CA-based Airgas subsidiary, to Lawson Products, Inc, (NASDAQ: LAWS).
Rutland Tool, which distributes metalworking tools, machine tools and MRO supplies from seven locations and has about 180 employees, generated $47 million in sales in the fiscal year ended March 31, 2005. The closing is expected on or before December 1, 2005, subject to customary closing conditions. Proceeds of the sale will be approximately $15 million at closing with subsequent consideration for trade receivables paid as they are collected.
As a result of the sale, Airgas will reflect the operating results of Rutland Tool as discontinued operations and will recognize a loss on the sale of approximately $2.3 million after-tax or $0.03 per diluted share in the third quarter ended December 31, 2005. The loss principally relates to the write-off of leasehold improvements and lease termination costs for long-term lease commitments that are not being assumed by the purchaser. Earnings from continuing operations for the third quarter and fiscal 2006 are expected to be within the previously forecast range of $0.37 to $0.39 per diluted share and $1.50 to $1.56 per diluted share, respectively. The sale will not materially affect future earnings.

Exh 99.1 Rutland Press Release.doc/Page 2

Airgas will retain its facility in Whittier, CA, where it also operates a major hardgoods distribution center and Airgas Safety telesales center. Lawson intends to relocate the Rutland Tool Whittier operations in the coming year. The six other Rutland operations in Chatsworth, Santa Ana and San Jose, CA; Phoenix, AZ; Houston, TX; and Suwanee, GA will be transferred with the business.
Lawson Products, based in Des Plaines, Ill., is a leader in selling and distributing services, products and systems to the MRO (maintenance, repair and operations) and OEM (original equipment manufacturing) marketplaces.
“Rutland Tool will be a good strategic fit with Lawson’s business,” said Airgas Chairman and CEO Peter McCausland. “We wish Lawson the best and we are pleased that our two companies will maintain a strong supply relationship with each other. Our regional companies have the ability to continue to buy tools as needed from Rutland and Rutland will continue to have the ability to buy safety and other supplies from Airgas.”
“The acquisition of Rutland Tool will accelerate Lawson’s growth strategy by expanding our product lines into the machine tool industry, enhancing our presence in critical Western markets and providing access to a broad range of new customers,” said Lawson Chief Executive Officer Robert J. Washlow.
About Airgas, Inc.
     Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Exh 99.1 Rutland Press Release.doc/Page 3
Forward-Looking Statement for Airgas, Inc.
     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: the expectation that the transaction will close on or before December 1, 2005; the anticipation of a third quarter loss on the sale of approximately $0.03 per diluted share; the expectation that earnings per diluted share from continuing operations will remain within previously forecast ranges for the third fiscal quarter and fiscal year 2006; the expectation that the sale will not materially affect future earnings; and, the future strong supply relationship with Lawson. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the failure to complete the divestiture; the inability to maintain a supply relationship with Lawson; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 and Form 10-Q dated June 30, 2005, filed by the Company with the Securities and Exchange Commission.
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